Exhibit 99.1

JER INVESTORS TRUST INC. ANNOUNCES HEALTH UPDATE ON CEO & CHAIRMAN

McLean, Va., May 27, 2009: Joseph E. Robert, Jr., the Chief Executive Officer and Chairman of the Board of Directors of JER Investors Trust Inc. ("JERT"), received an update from his clinical team at the National Cancer Institute at NIH.  Dr. Fine, Chief of the Neuro Oncology Branch at NIH, said Friday, “Joe has had an absolutely outstanding response to treatment thus far.  We are extremely pleased with his progress to date.”  Mr. Robert’s clinical team also indicated that the growths discovered in February are gone.  Mr. Robert will continue receiving treatment for this condition.

Mr. Robert is also the Chief Executive Officer and Chairman of the Board of Directors of J.E. Robert Company, Inc. and the Chief Executive Officer and Managing Member of JER Commercial Debt Advisors LLC, the manager of JERT.  J.E. Robert Company, Inc. provides our manager with the personnel, services and resources necessary to perform the manager's obligations and responsibilities under the management agreement with JERT, including due diligence and asset management.

Mr. Robert is working in the office full time.  He is actively managing the firm’s global activities. He is engaged with his staff, colleagues and investors.

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About JER Investors Trust.

JERT is a specialty finance company, traded on the over-the-counter bulletin board, that invests in commercial real estate structured finance products. JERT's target investments primarily include commercial mortgage backed securities, whole commercial mortgage loans, mezzanine loans and net leased real estate assets. JERT is organized and conducts its operations so as to qualify as a REIT for federal income tax purposes. For more information regarding JERT, please visit http://www.jer.com.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward- looking statements. JERT can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from JERT's expectations include, but are not limited to, changes in the real estate and capital markets, our liquidity, our ability to source and fund new investments and other risks detailed from time to time in JERT's SEC reports. Such forward-looking statements speak only as of the date of this press release. JERT expressly disclaims any obligation to release publicly any updates or revisions to any forward- looking statements contained herein to reflect any change in JERT's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

CONTACT:
J. Michael McGillis
Chief Financial Officer
JER Investors Trust Inc.
(703) 714-8000